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                                                                 Exhibit 8(b)

                                 FORM OF OPINION





                                January __, 2001


Summit Bancorp.
301 Carnegie Center
Princeton, New Jersey 08543


Ladies & Gentlemen:

            You have requested our opinion regarding the material federal income tax consequences of the merger (the "MERGER") of Summit Bancorp., a New
Jersey corporation ("SUMMIT") with and into FleetBoston Financial
Corporation, a Rhode Island corporation ("FLEETBOSTON").

            In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger dated as of October 1, 2000, by and between Summit and FleetBoston (the "MERGER AGREEMENT"), the Proxy Statement - Prospectus (the "PROXY STATEMENT") filed by Summit with the Securities and Exchange Commission (the "SEC") and the Registration Statement on Form S-4, as filed by FleetBoston with the SEC on January __, 2001, in which the Proxy Statement is included as a prospectus (with all amendments thereto, the "REGISTRATION STATEMENT"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Summit and FleetBoston. Any capitalized term not defined herein shall have the meaning assigned to such term in the Merger Agreement.

            Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Proxy Statement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, (3) the accuracy as of the Effective Time of (a) the factual representations made by FleetBoston which are set forth in the certificate delivered to us by FleetBoston, dated the date hereof, and (b) the factual representations made by Summit which are set forth in the certificate delivered to us by Summit, dated the date hereof, (4) that any factual representations made in such certificates that are qualified by knowledge or a qualification of like import will be

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Summit Bancorp.
January ___, 2001
Page 2


accurate at the Effective Time without such qualification, and (5) no change in law applicable to the Merger from the date hereof through the Effective Time.

            Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we are of the opinion that, for United States federal income tax purposes:

            1. the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

            2. neither FleetBoston nor Summit will recognize any gain or loss as a result of the Merger;

            3. Summit shareholders who exchange their Summit common stock solely for FleetBoston common stock pursuant to the Merger will recognize no gain or loss, except with respect to cash received in lieu of a fractional share interest in FleetBoston common stock;

            4. the aggregate tax basis of the shares of FleetBoston common stock received by Summit shareholders, including fractional shares deemed received and redeemed, will equal the aggregate tax basis of the shares of Summit common stock surrendered in exchange for that FleetBoston common stock; and

            5. the holding period of a share of FleetBoston common stock received in the Merger, including a fractional share deemed received and redeemed, will include the holder's basis in the Summit common stock surrendered in exchange for that FleetBoston common stock.

            We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

            Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

            We hereby consent to the use of our name in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,